Exhibit 10.31
April 1, 2010
Michael Kauffman, M.D.
262 Arnold Road
Newton, MA 02459
Dear Michael,
On behalf of Onyx Pharmaceuticals, Inc. (“Onyx” or the “Company”), it is a great pleasure to extend to you an offer of regular full-time employment as Chief Medical Officer on the terms and conditions set forth in this offer letter (the “Letter”). This Letter supersedes and replaces all prior understandings and agreements; whether oral or written, on the terms of your employment with the Company, including that certain offer letter agreement dated October 10, 2009, and amended December 28, 2009.
Salary: Effective February 9, 2010, your semi-monthly salary is $15,000.00, or $360,000 on an annualized basis, less required deductions and withholdings.
Bonus: You will be eligible to earn an annual cash bonus in accordance with the terms and conditions set forth by the Company from year to year. For the 2010 performance year, you will be eligible to earn an annual cash bonus with a target value of 40% of your base salary, subject to the achievement of the Company’s corporate objectives and the individual performance objectives set for you by the Company. Except as otherwise expressly provided for in this Letter or any severance benefit plan in which you are a participant at the time of your termination, you must remain employed through the last day of the applicable performance period in order to be eligible for the bonus. Bonus payments will be subject to required deductions and withholdings. Onyx shall have the sole discretion to determine whether you have earned any bonus for a given performance period and, if so, the amount of any such bonus.
Stock: Nothing in this letter modifies the terms of any stock awards previously granted to you. Those stock awards continue to be governed by the terms of the applicable award agreements entered into between the Company and you.
On February 9, 2010 the Company’s Compensation Committee granted to you a stock option to purchase 21,000 shares of Onyx common stock. The option will be issued under the Company’s 2005 Equity Incentive Plan and pursuant to the applicable award agreement. Subject to your continued service with the Company, these options will become exercisable as follows: 25% after the first twelve months, 1/48th per month thereafter, for a total of a four year vesting period.

In addition, on February 9, 2010 the Compensation Committee granted you a restricted stock award covering 3,000 shares of Onyx common stock, subject to the terms and conditions of the Company’s 2005 Equity Incentive Plan and applicable award agreement. This restricted stock award will vest, subject to your continued service with the Company, in a series of three (3) successive equal annual installments over the three-year period commencing from the vesting commencement date of February 9, 2010.
In the event you are the subject of a “Covered Termination” (as defined in the Company’s Executive Severance Benefit Plan, in the form enclosed with this letter (the “Severance Benefit Plan”)) which occurs within twenty-four (24) months following the effective date of a “Change of Control,” but prior to the final vesting date of this restricted stock award, the vesting of this restricted stock award shall be accelerated in full, subject to your execution of a valid and binding release of claims within sixty (60) days following your termination date.
For purposes of this Letter, a “Change in Control” means one or more of the following:
     (a) there is consummated a sale or other disposition of all or substantially of assets of the Company (other than a sale to an entity where at least fifty percent (50%) of the combined voting power of the voting securities of such entity are owned by the stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale);
     (b) any person, entity or group (other than the Company, a subsidiary or affiliate of the Company, or a Company employee benefit plan, including any trustee of such plan acting as trustee) becomes the beneficial owner, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction; or
     (c) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such transaction, the stockholders immediately prior to the consummation of such transaction do not own, directly or indirectly, outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such transaction or more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such transaction.
Benefits: Nothing in this letter modifies your eligibility to participate in the Company’s standard benefit plans available to regular full time employees.
Expenses: You may be requested to travel from your normal business location in Massachusetts to the Company’s offices in California from time to time. Onyx will either directly pay for or reimburse you for the reasonable travel, food and lodging expenses consistent with our travel policy related to such business travel in an amount not to exceed $12,000 per month. To the extent that any reimbursements payable to you by the Company are subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), (1) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (2) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (3) the right to reimbursement will not be subject to liquidation or exchange for another benefit.
Termination: Your employment with Onyx remains “at will” meaning that either you or Onyx may terminate your employment at any time, with or without cause, and with or without notice. The Company has designated you as a “Participant” under the Severance Benefit Plan. Subject to your timely execution of the Participation Notice and compliance with the terms and conditions set forth in the Company’s Executive Severance Benefit Plan, you will be eligible to receive severance benefits upon certain terminations of your employment as set forth in that plan.
Prior Obligations: By signing this Letter, you confirm your continuing obligations and the continuing applicability of the Employee Confidential Information and Inventions Assignment Agreement and the Noncompetition Agreement, both of which you previously entered into with the Company and both of which remain in full force and effect and are incorporated by reference herein.
Governing Law: This Letter will be governed by, and construed in accordance with, the laws of the State of Massachusetts without giving effect to its principles of conflict of laws.
Entire Agreement: This Letter, when signed by you, will constitute the entire agreement between Onyx and you regarding the terms and conditions set forth herein, and may only be modified in a writing signed by you and a duly authorized officer of the Company.
If the terms of this Letter are acceptable to you, please indicate your acceptance by signing and dating one copy of this Letter and returning it to Judy Batlin.
Should you have any questions regarding the provisions of employment, please contact me at (510) 597-6548.
Sincerely,
/s/ Ted W. Love
Ted Love, M.D.
EVP, Head of Research & Development
I accept Onyx Pharmaceutical’s offer of continued employment on the terms stated in this Letter.

/s/ Michael Kauffman	4/6/10

Accepted (signature)	Date